FORM 8-K/A
(Amendment No. 1)
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2011
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CHINA DIRECT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 363-7333

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    [X]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On August 30, 2011, China Direct Industries, Inc.’s (“we”, “us” or "our”) wholly owned subsidiary, CDI China, Inc., (“CDI China”), entered into a series of agreements (collectively, the “Equity Transfer Contracts”) to acquire (i) a 100% ownership interest in Golden Trust Magnesium Industry Co., Ltd. (“Golden Trust”) by (a) acquiring a 100% interest in Marvelous Honor Holdings, Inc., a Brunei company (“Marvelous Honor”) from its shareholders Lianling Dong, Ping Liu, Jianzhong Ju, Lifei Huang and Xumin Cui (Marvelous Honor owns a 72.5% interest in Golden Trust) (the “Marvelous Honor Equity Transfer Contract”) and (b) acquiring the 27.5% interest in Golden Trust owned by Baotou Changxin Magnesium Co., Ltd. as trustee; and (ii) an 80% ownership interest in Lingshi Xinghai Magnesium Industry Co., Ltd. (“Lingshi Magnesium”) through our 80% owned subsidiary, Taiyuan Ruiming Yiwei Magnesium Co., Ltd. (“Ruiming Magnesium”).  This Amendment No. 1 to the Form 8-K we filed on September 6, 2011 is filed to disclose the terms of a January 12, 2012 amendment to the Equity Transfer Contracts discussed below.

Item 1.01 Entry into a Material Definitive Agreement.

On January 12, 2012, CDI China entered into an amendment to the Equity Transfer Contracts with the counterparties to those agreements to extend the closing date set forth in the Equity Transfer Contracts to February 29, 2012.  In addition, on January 12, 2012 we entered into an amendment to the Marvelous Honor Equity Transfer Contract (the “Marvelous Honor Amendment”) whereby Mr. Jianzhong Ju agreed to sell CDI China his 18.39% interest in Marvelous Honor (the “18.39% Ju Interest”) for RMB 10,799,528 (US $ 1,700,713) in cash in lieu of the issuance of 1,787,015 shares of our common stock attributable to this interest and CDI China.  In addition, the Marvelous Honor Amendment provides that CDI China has the right, but not the obligation, to purchase the 18.39% Ju Interest.

As a result of the Marvelous Honor Amendment, the aggregate purchase price for Marvelous Honor is $9,192,586, payable by our issuance to the Marvelous Honor shareholders (exclusive of Mr. Ju) of 7,930,306 shares of our unregistered common stock and the payment of $1,690,517 in cash to Mr. Ju.  The Marvelous Honor shareholders consist of Lianling Dong (the sister of Mr. Tung, a director of our company), Ping Liu and Jianzhong Ju, unrelated parties, Lifei Huang (the daughter of Mr. Huang, an executive officer and director of our company) and Xumin Cui, Ms. Huang’s husband. Marvelous Honor currently owns 72.5% of the issued and outstanding equity capital of Golden Trust.

Additional Information and Where to Find it. In connection with the Equity Transfer Contracts, as amended, we will be filing a proxy statement and relevant documents concerning the transactions with the Securities and Exchange Commission (“SEC”).  SECURITY HOLDERS OF OUR COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting our Investor Relations Department, 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441 (Telephone: (954) 363-7333).  In addition, documents we filed with the SEC are available free of charge at the SEC’s web site at http://www.sec.gov and at our website www.cdii.net under “Investor Relations - SEC Filings.”

Our company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the year ended September 30, 2011, which was filed with the SEC on December 23, 2011.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.  Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from our Investor Relations Department, 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441 (Telephone: (954) 363-7333).

Item 3.02   Unregistered Sale of Equity Securities.

The disclosures related to the issuance of the stock consideration under the Equity Transfer Contracts set forth under Item 1.01 above are incorporated into this Item 3.02 by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

10.1
Equity Transfer Contract Amendment dated January 12, 2012 among CDI China, Inc., Marvelous Honor Holding Inc., Lianling Dong, Ping Liu, Jianzhong Ju, Lifei Huang, Xumin Cui, Golden Trust Magnesium Industry Co. Ltd. and Kong Tung.

10.2	Equity Transfer Contract Amendment dated January 12, 2012 among CDI China, Inc.; Mr. Yuwei Huang, Mr. Xumin Cui; and Golden Trust Magnesium Industry Co. Ltd.
10.3
Equity Transfer Contract Amendment dated January 12, 2012 among Taiyuan Ruiming Yiwei Magnesium Industry Co. Ltd., Taiyuan Yiwei Magnesium Industry Co., Ltd., Lingshi Xinghai Magnesium Industry Co. Ltd., China Direct Industries, Inc., Pine Capital Enterprises, Inc. and Yuwei Huang.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIRECT INDUSTRIES, INC.

Date: January 13, 2012	/s/ Lazarus Rothstein
Lazarus Rothstein, Executive Vice President and General Counsel